Exhibit 20.7
Page 1 of 3

Navistar Financial 1996-A Owner Trust
For the Month of November 1996
Distribution Date of December 16, 1996

Original Pool Amount                  $459,943,869.53

Beginning Pool Balance                $395,176,408.01
Beginning Pool Factor                       0.8591840

Principal and Interest Collections:
  Principal Collected
    (Including Servicer Advance Repay)  $9,099,861.22
  Interest Collected                    $3,201,822.90

Additional Deposits:
  Repurchase Amounts                            $0.00
  Liquidation Proceeds/Recoveries          $36,000.00
Total Additional Deposits                  $36,000.00

Repos/Chargeoffs                          $717,473.22
Aggregate Number of Notes Charged Off              17

Total Available Funds                  $12,337,684.12

Ending Pool Balance                   $385,359,073.57
Ending Pool Factor                          0.8378394

Servicing Fee                             $329,313.67

Repayment of Servicer Advances                  $0.00

Reserve Account:
  Beginning Balance                    $19,845,872.94
  Target Percentage                              5.00%
  Target Balance                       $19,267,953.68
  Minimum Balance                       $9,658,821.26
  (Release)/Deposit                      $(577,919.26)
  Ending Balance                       $19,267,953.68

Current Weighted Average APR:                  9.792%
Current Weighted Average
  Remaining Term (months):                        44

                                           Dollars       Notes
Delinquencies:
Installments:
     1-30 days                           2,407,209.62    1,680
    31-60 days                             497,761.49      378
    60+ days                                94,548.01       71

    Total                                2,999,519.12    1,680

  Balances:  60+ days                    2,496,882.79       71

Memo Item - Reserve Account
  Opening Balance                      $19,758,820.40
  + Invest. Income                          87,052.54
  - Transfer to Collections Account              0.00
Beginning Balance                      $19,845,872.94

Exhibit 20.7
Page 2 of 3

Navistar Financial 1996-A Owner Trust
For the Month of November 1996

                                                               NOTES
                                      TOTAL          CLASS A-1       CLASS A-2       CERTIFICATES
Original
 Distributions:                  $459,943,869.53   $92,000,000.00  $347,245,000.00   $20,698,869.53
 Distribution Percentages (1)                             100.00%            0.00%            0.00%
 Coupon                                                    5.250%           6.350%           6.500%

Beginning Pool Balance           $395,176,408.01
Ending Pool Balance              $385,359,073.57

Collected Principal                $9,099,861.22
Collected Interest                 $3,201,822.90
Charge-Offs                          $717,473.22
Liquidation Proceeds/Recoveries       $36,000.00
Servicing                            $329,313.67
Cash Transfer from Reserve Account         $0.00
  Total Collections Available
    for Debt Service              $12,008,370.45

Beginning Balance                $395,176,408.07   $27,232,538.48  $347,245,000.00   $20,698,869.53

Interest Due                       $2,068,766.03      $119,142.36    $1,837,504.79      $112,118.88
Interest Paid                      $2,068,766.03      $119,142.36    $1,837,504.79      $112,118.88
Principal Due                      $9,817,334.44    $9,817,334.44            $0.00            $0.00
Principal Paid                     $9,817,334.44    $9,817,334.44            $0.00            $0.00

Ending Balance                   $385,359,073.57   $17,415,204.04  $347,245,000.00   $20,698,869.53
Note/Certificate Pool Factor
 (Ending Balance/Original Pool Amount)               0.1892956961     1.0000000000     1.0000000000

Total Distributions               $11,886,100.47    $9,936,476.80    $1,837,504.79      $112,118.88

Interest Shortfall                         $0.00            $0.00            $0.00            $0.00
Principal Shortfall                        $0.00            $0.00            $0.00            $0.00
 Total Shortfall (required from Reserve)   $0.00            $0.00            $0.00            $0.00

Excess Servicing                     $122,269.98

Beginning Reserve Account Balance $19,845,872.94   see also Memo Item on Page 1 regarding Reserve Account
(Release)/Draw                      $(577,919.26)
Ending Reserve Account Balance    $19,267,953.68

(1) The Noteholder's Percentage will be 100% for each Distribution Date occuring before the Distribution date on which the Class A-1 Notes have been paid in full, and generally 95.5% thereafter until all the Notes have been paid in full. No principal distribution to Class A-2 until Class A-1 has been paid in full.

Exhibit 20.7
Page 3 of 3

Navistar Financial 1996-A Owner Trust
For the Month of November 1996

Trigger Events:  A) Loss Trigger - Reserve Account Balance
                    Loss Trigger - Certificate Lockout Event
                 B) Delinquency Trigger
                 C) Noteholders Percent Trigger

                          6                5              4                3                 2                1
                      June 1996        July 1996       Aug 1996         Sep 1996          Oct 1996         Nov 1996

Beg. Pool Balance  $448,886,287.07  $437,532,448.32  $427,647,779.09  $417,109,950.65  $406,153,133.77  $395,176,408.01

A) Loss Trigger:
Principal of Contracts
  Charged off          $817,826.85      $438,220.11      $446,599.38      $874,339.96      $550,727.20      $717,473.22
Recoveries              $10,734.47      $237,338.64       $74,360.07       $37,337.12      $147,684.86       $36,000.00

Loss Trigger - Reserve Account Balance                    Loss Trigger - Certificate Lockout Event
  Total Charged off (Months 5,4,3)      $1,759,159.45         Total Charged off (Months 1-6)                $3,845,186.72
  Total Recoveries (Months 3,2,1)          221,021.98         Total Recoveries (Months 1-6)                    543,455.16
  Net Loss/(Recoveries) for 3 Mos.      $1,538,137.47(a)      Net Loss/(Recoveries) for 6 Mos.              $3,301,731.56(c)

  Total Balance (Months 5,4,3)      $1,282,290,178.06(b)      Total Balance (Months 1-6)                $2,532,506,006.91(d)

  Loss Ratio [(a/b)(12)]                      1.4394%         Loss Ratio [(c/d)(12)]                              1.5645%

  Trigger:  Is Ratio> 1.5%                        No          Trigger:  Is Ratio> 6.0%                               No

  Delinquency Trigger:
   Balance delinquency 60+ days                                         $2,584,175.00    $1,286,738.61    $2,496,882.79
   As % of Beginning Pool Balance                                            0.61954%         0.31681%         0.63184%
   Three Month Average                                                       0.60961%         0.52969%         0.52273%

Trigger:  Is Average> 2.0%             No


C) Noteholders Percent Trigger:     4.1892%
   Ending Reserve Acct Balance
   not less than 1% of initial
   Aggregate Receivables Balance

Trigger:  Is Minimum < 1.0%            No

Navistar Financial Corporation



by: /s/ R. W. CAIN
        R. W. CAIN
        Vice President and Treasurer